     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION APRIL 18, 1997

                                                          REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                    INNOVATIVE GAMING CORPORATION OF AMERICA
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         MINNESOTA                                     41-1713864
   (State or other jurisdiction                      (I.R.S. employer
  of incorporation or organization)               identification number)

                               4750 TURBO CIRCLE
                               RENO, NEVADA 89502
                                 (702) 823-3000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                            -----------------------
                              EDWARD G. STEVENSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    INNOVATIVE GAMING CORPORATION OF AMERICA
                               4750 TURBO CIRCLE
                               RENO, NEVADA 89502
                                 (702) 823-3000

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:
                             DOUGLAS T. HOLOD, ESQ.
                         MASLON EDELMAN BORMAN & BRAND,
                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP
                              3300 NORWEST CENTER
                       MINNEAPOLIS, MINNESOTA 55402-4140
                                 (612) 672-8200

        APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [    ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [   ]

        If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [    ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

Title of Each Class of         PROPOSED MAXIMUM          AMOUNT OF REGISTRATION
Securities                     AGGREGATE OFFERING        FEE
to be Registered               PRICE(1)
Common Stock, $.01 par value   $4,000,000                $1,212.00

================================================================================
(1) Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IN SUBJECT TO COMPLETION OR AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALES WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 18, 1997

PROSPECTUS

                  Innovative Gaming Corporation of America
                           SHARES OF COMMON STOCK
                           ----------------------

         All of the shares of Common Stock of Innovative Gaming Corporation of America (the "Company") offered hereby and issuable upon conversion of Series A Convertible Preferred Stock (the "Preferred Stock") are being sold by certain shareholders of the Company (the "Selling Shareholders"). Each share of Preferred Stock is convertible into shares of Common Stock, at a conversion price equal to 82% of the average closing bid price of the Company's Common Stock as reported on the Nasdaq National Market over a ten-day period ending on the day prior to conversion. The Preferred Stock is convertible in 25% increments, at the option of the holder thereof, beginning July 9, 1997, at the earliest, and following the end of each 30 day period thereafter for three months. Preferred Stock not converted eleven months from the effectiveness of the Registration Statement is automatically converted into Common Stock. The Company will not receive any of the proceeds for the sale of shares by the Selling Shareholders.

         The Common Stock is listed on the Nasdaq National Market under the symbol "IGCA." On April 15, 1997, the last sale price for the Common Stock as reported on the Nasdaq National Market was $5.125.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NEITHER THE COLORADO GAMING COMMISSION, THE MISSISSIPPI GAMING
           COMMISSION, THE NEVADA GAMING CONTROL BOARD NOR THE NEVADA
              GAMING COMMISSION NOR ANY OTHER GAMING AUTHORITY HAS
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS OR THE INVESTMENT MERITS OF
                      THE SECURITIES OFFERED HEREBY.  ANY
                             REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.
                             ---------------------

              The date of this Prospectus is              , 1997.

                             ADDITIONAL INFORMATION

         This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         (ii) the description of the Company's Common Stock included in its Registration Statement on Form SB-2 (Registration No. 33-61492C) under the caption "Description of Securities."

         (iii)   the Company's Current Report on Form 8-K filed April 17, 1997.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents. Request for such copies should be directed to Innovative Gaming Corporation of America, 4750 Turbo Circle, Reno, Nevada 89502, Attention: Scott H. Shackelton, Chief Financial Officer.

                                  RISK FACTORS

         Each prospective investor should carefully consider the following factors, among others, prior to purchasing any of the securities offered hereby.

NEW AND EXPANDING BUSINESSES

         The Company is continuing to expand and diversify its business by developing and introducing new products and entering into new lines of business that complement and enhance the Company's existing businesses. The Company faces the risks, expenses and difficulties frequently encountered by new and rapidly expanding businesses, including, but not limited to, fluctuating cash flow, initial high development costs of new products without corresponding revenues, pending receipt of corporate and product regulatory approvals, market introduction and acceptance of new products and the Company's ability to increase production volume. There is no assurance that the Company's products will be accepted in the marketplace and that all necessary regulatory approvals will be obtained. Furthermore, the Company will need to manage the transition to higher volume operations, entrance into new markets, integration of operations and product development, control of overhead expense and training and management of qualified personnel.

     The Company's successful entry into new key gaming markets as a gaming machine manufacter and supplier is dependent upon numerous factors, including its ability to design, manufacture, market and service gaming machines that achieve player and casino acceptance while maintaining product quality and acceptable margins and to compete against gaming machine suppliers with greater financial resources, name recognition and established service networks and customer relationships. The Company believes that it will need to develop gaming machines that offer technological advantages or unique entertainment features in order for the Company to be able to compete effectively in the gaming machine market.

RAPIDLY CHANGING TECHNOLOGY

         The Company's business is characterized by rapidly changing technology and frequent new product introductions and enhancements. The Company's success will depend in part on its ability to continue to enhance its existing products and to introduce in a timely manner new products that meet existing and future regulatory requirements and evolving customer requirements and to achieve market acceptance. There can be no assurance that the Company will be successful in identifying, developing and marketing new products or enhancing its existing products. The Company's business will be adversely affected if the Company experiences delays in developing new products or enhancements or if such products or enhancements do not meet and receive all regulatory approvals and/or gain customer acceptance.

COMPETITION

         The market for gaming machines is very competitive. There are a number of established, well-financed and well-known companies that compete with the Company's products. The Company will also compete with other established gaming machine manufacturers such as International Game Technology, Bally Gaming International, Inc., WMS Gaming, Inc. and Sigma Gaming, Inc. The development of a successful new product or product design by a competitor could adversely affect sales of the Company's products and, although the Company would endeavor to respond quickly with its own competing products, no assurance can be made that a significant new product designed by a competitor would not have a material adverse effect on the Company's results of operations.

NEED FOR ADDITIONAL FINANCING

         The Company's ability to execute its long-term business strategy depends to a significant degree on its ability to finance the development, marketing and production of its products. If additional funds are required, there can be no assurance that any additional funds will be available on terms acceptable to the Company or its present shareholders. New investors may seek and obtain substantially better terms than were granted to its present investors and the issuance of such securities would result in dilution to its existing shareholders.

FACTORS AFFECTING PROFITABILITY AND GROWTH

         All of the Company's revenues and profits are derived from the gaming industry. The profitability and growth of the Company's business is substantially dependent upon factors that are beyond the control of the Company, including, among others, the pace of development, changes in gaming regulation, expansion and renovation of casinos and other forms of casino gaming in new jurisdictions, the continued popularity of casino gaming as a leisure activity. The expansion of the gaming industry has slowed in recent years and the continued expansion of gaming markets is dependent upon political, legal and other factors which are beyond the control of the Company. As a result of these and other factors, there is no assurance of the Company's growth or profitability.

DEPENDENCE UPON RELATIONSHIP WITH VENDORS AND SUPPLIERS

         The Company has historically utilized one of its suppliers to facilitate the flow of various parts and components from Japanese vendors. The Company is not obligated to purchase parts and components from any specific vendor and is not subject to any minimum purchase requirements. On February 2, 1996, the Company negotiated pricing for a minimum of two years for specific electronic components with its Japanese suppliers in its efforts to reduce product cost. With pricing of certain electronic parts solidified by contract, the Company is utilizing a more domestic base of vendors for the balance of components to reduce the reliance on exchange rate sensitivities. A significant interruption or delay in the delivery of or the availability of components from suppliers could have a material adverse effect on the Company's results of operations.

PRODUCT PROTECTION

         The Company's business is dependent upon its ability to protect its proprietary software, hardware and other intellectual property. The Company relies primarily on a combination of non-disclosure agreements for its key employees, license agreements with its customers and suppliers and trade secret protection to protect such intellectual property. Despite the Company's precautions, it may be possible for unauthorized parties to copy or to "reverse engineer" certain portions of the Company's products or to obtain and use information that the Company believes is proprietary. Therefore, there is no assurance that precautionary steps taken by the Company in this regard will be adequate to deter misappropriation of its intellectual property or independent third party development of functionally equivalent products or that the Company can meaningfully protect its rights to such proprietary intellectual property.

         The Company relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect its rights pertaining to its products. The Company holds patents for its blackjack, craps and roulette machines. There can be no assurance that such patents are valid. The Company may file for patents on certain features of products that the Company may develop in the future. No assurance can be given that, if applied for, any patents will be issued, or, if issued, that such patents will be valid or will provide any significant competitive protection for such products. Only certain features of the Company's blackjack, craps, roulette and any other products the Company may develop in the future may be eligible for patent protection. Such protection may not preclude competitors from developing products with features similar to the Company's products.

GOVERNMENT REGULATION

         The manufacture, distribution, sale and operation of gaming machines are subject to extensive federal, state, provincial, tribal, and local regulation, including licensing requirements. These regulations are constantly changing and evolving, and may permit additional gaming or curtail gaming in various jurisdictions in the future, which may have a material adverse impact on the Company. The Company, its key personnel, and the Company's gaming machines are required to hold various licenses from each jurisdiction in which the Company does business. Generally, regulatory authorities have broad discretion when granting, renewing or revoking such licenses. The failure of the Company, any of its key personnel, or its gaming machines to obtain or retain a necessary license and or approvals in any jurisdiction could have a material adverse effect on the Company or on the ability of the Company, its key personnel, and its gaming machines to obtain or retain required licenses in other jurisdictions. If the Company enters into lease participation agreements under which the Company shares in the revenues generated by gaming machines, the Company may be subject to additional regulation as a gaming operator. Regulatory authorities may require significant shareholders to submit to background investigations and respond to questions from regulatory authorities, and may revoke the Company's licenses based upon their findings.

          Generally, holders of 10% or more of a corporation's common stock are deemed significant shareholders, but certain jurisdictions have thresholds as low as 5%. As a licensee in certain jurisdictions, including Mississippi and Nevada, the Company may be required to obtain such jurisdictions' prior approval for activities in other jurisdictions or prior approval for certain corporate transactions, such as the public offering of stock. No assurance can be given that such licenses, permits or approvals will be given or renewed. Regulations must be adopted and implemented before the Company can commence operations in certain states, and most of the regulations concerning gaming on Indian land continue to be promulgated. The Company cannot predict the nature of the regulatory scheme in these jurisdictions, or in any jurisdiction that may authorize gaming operations in the future. Any such regulatory scheme may have an adverse effect on the Company, its key personnel and its shareholders. The Company may not make a public offering of its securities without the prior approval of the Nevada Gaming Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. The Company will apply for approval by the Nevada Commission of the registration of the securities from this Offering. However, there can be no assurances that such approval will be granted. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada Gaming Control Board as to the accuracy or adequacy of this Memorandum or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful. Mississippi requires similar approvals to those of Nevada. The Company has received shelf approval of a public offering with the Mississippi Gaming Commission. See "Regulation" in the Company's Form 10-K for the year ended December 31, 1996, for additional discussion regarding governmental regulation.

POTENTIAL REVENUE AND STOCK PRICE VOLATILITY

         The Company's future operating results may vary substantially from quarter to quarter. Revenues in any quarter are substantially dependent on regulatory approval, receipt of orders and delivery and installation in that
quarter.   Because the Company's staffing and operating expenses are based on anticipated revenue levels, and a high percentage of the Company's costs are fixed, in the short-term, the loss of any one order, or the failure to obtain new orders as existing orders are completed, could have a material adverse effect or cause significant fluctuations in the Company's revenues and cash flow from quarter to quarter. Due to these and other factors, including the general economy, stock market conditions or announcements by the Company or its competitors, the market price of the securities offered hereby may be highly volatile.

DEPENDENCE ON KEY PERSONNEL

         The Company is highly dependent upon the personal efforts and abilities of certain key personnel. The loss of the services of any member of management could have a substantial adverse effect on the Company's ability to achieve its objectives.

ABSENCE OF DIVIDENDS ON COMMON SHARES

         The Company has not paid any dividends on its capital stock since its incorporation and does not intend to pay any cash dividends in the foreseeable future on its Common Stock.

UNDESIGNATED STOCK

         The Company's authorized capital consists of 100,000,000 shares of capital stock. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. Other than the presently outstanding classes of capital stock, no other class of common stock, or preferred stock, is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of commons stock that may be issued may be superior to the rights granted to the holders of the shares. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the, voting power and other rights of holders of Common Stock.

CONFLICTS OF INTEREST

         Grand Casinos, Inc. ("Grand Casinos") is a principal shareholder of
the Company.   Lyle Berman, Chairman of the Company, is the Chief Executive
Officer and Chairman of the Board of Grand Casinos. The Company and Grand Casinos have entered into an agreement that allows casinos owned or managed by Grand Casinos or its affiliates to purchase the Company's video gaming machines at distributor level prices. Mr. Berman may have conflicts of interest with respect to this agreement, any future agreements between the Company and Grand Casinos, and with respect to the sale of the Company's video gaming machines to competitors of Grand Casinos.

SHARES ELIGIBLE FOR FUTURE SALE

         The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering of Common Stock may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. Prior to this Offering, the Company has 6,476,515 shares of

Common Stock outstanding, 1,025,000 shares of which are held by Grand Casinos. In addition, as of April 15, 1997, the Company had 668,850 shares of Common Stock subject to outstanding options granted under its stock option plans, 602,500 shares of Common Stock subject to outstanding warrants including 102,500 shares issuable upon exercise of a warrant issued to Grand Casinos. Additionally, the Company's shareholders have been asked to approve, at the Company's 1997 Annual Meeting of Shareholders, an increase in the shares of Common Stock reserved for issuance pursuant to the employee stock option plan by 250,000 shares and to approve a 1997 Director Stock Option Plan pursuant to which 100,000 shares would be reserved for issuance.

MINNESOTA ANTI-TAKEOVER LAW; RESTRICTIONS IN ARTICLES OF INCORPORATION; POTENTIAL ANTI- TAKEOVER EFFECT

         The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company. Beneficial owners of more than certain designated percentages of the Company's securities are subject to certain reporting and qualification procedures established by state and federal gaming authorities. The Company is authorized under the Company's Articles of Incorporation, and may be required, under certain circumstances, to redeem at fair market value securities held by persons whose status as a security holder may jeopardize the Company's eligibility to hold gaming licenses. Such restrictions may discourage acquisitions of blocks of the Company's securities and may have an anti-takeover effect.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of the Common Stock owned by each Selling Shareholder as of the date hereof and after giving effect to this offering. All Selling Shareholders are accredited investors as that term is defined in Regulation D promulgated under the Securities Act of 1933. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders.

                                                                          Amount of
                                                                          Shares Offered by
                                             Beneficial Ownership         Selling              Beneficial Ownership
                                             Prior to the Offering        Shareholders         After the Offering
                                             ---------------------        ------------         --------------------
        Name
        ----
        Stark International                       0%                      (1)                         0%

        Shepherd Investments International,       0%                      (1)                         0%
        Inc.

-------------------------------
(1) Shares of Common Stock issuable upon conversion of Preferred Stock at a conversion price of 82% of the average closing bid price of the Company's Common Stock over a ten-day period ending on the day prior to conversion. Based upon the ten-day period ending April 15, 1997 for which the average closing bid price was $5.125, the Preferred Stock owned by each of the Selling Shareholders would convert into 475,907 shares of Common Stock, respectively.

                              PLAN OF DISTRIBUTION

         4,000 shares of Series A Convertible Preferred Stock were originally issued to and purchased by the Selling Shareholders at a price of $1,000 per share in connection with a private placement made by the Company. Each share of Preferred Stock is convertible into shares of Common Stock at a conversion price of 82% of the average closing bid price of the Company's Common Stock over the ten-day trading period ending on the day prior to conversion (the "Conversion Price"). The Conversion Price may not exceed $8.1725 per share. Twenty-five percent (25%) of the Preferred Stock is convertible into Common Stock, at the election of the holder thereof, at the later of July 9, 1997 or the date of effectiveness of the Registration Statement with the Securities and Exchange Commission (the "Effective Date"). Twenty-five percent (25%) of the Preferred Stock is convertible 30 days after the Effective Date; 25% of the Preferred Stock is convertible 60 days after the Effective Date; and the remaining 25% of the Preferred Stock is convertible 90 days after the Effective Date. All outstanding shares of Preferred Stock will automatically be converted into Common Stock eleven months following the Effective Date. A holder of Preferred Stock may not convert such stock into Common Stock if, following such conversion, the holder beneficially owns in excess of 4.9% of the Company's Common Stock. This Registration Statement is being filed by, and at the expense of, the Company pursuant to obligations contained in a Registration Rights Agreement dated April 10, 1997 (the "Registration Rights Agreement").

         The Selling Shareholders and/or their pledgees, donees, transferees or other successors in interest will sell the securities of the Company covered by this Prospectus to the public on the over-the-counter market, or in negotiated transactions, or otherwise, at prices and at terms then obtainable. Brokers-dealers either may act as agents for the Selling Shareholders and/or their pledgees, donees, transferees or other successors in interest for such commissions as may be agreed upon at the time, or may purchase any of the securities covered thereby as principals and thereafter may sell such securities from time to time in the over-the-counter market or in negotiated transactions, or otherwise, at prices and on terms then obtainable.

                                 LEGAL MATTERS

         Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for the Company by Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, Minneapolis, Minnesota.

                                    EXPERTS

         The financial statements of Innovative Gaming Corporation of America as of December 31, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES INNOVATIVE GAMING NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF CORPORATION OF AMERICA AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE SHARES DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE OF COMMON STOCK HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


TABLE OF CONTENTS                                PAGE
ADDITIONAL INFORMATION  . . . . . . . .. . . . .    2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .   2

RISK FACTORS  . . . . . . . . . . . . . . . . . .   4

USE OF PROCEEDS . . . . . . . . . . . . . . . . .   9

SELLING SHAREHOLDERS  . . . . . . . . . . . . . .  10


PLAN OF DISTRIBUTION  . . . . . . . . . . . . . .  11

LEGAL MATTERS . . . . . . . . . . . . . . . . . .  11

EXPERTS . . . . . . . . . . . . . . . . . . . . .  11



                               INNOVATIVE GAMING
                            CORPORATION OF AMERICA


                                    SHARES
                                      OF
                                 COMMON STOCK










                                  PROSPECTUS







                                    , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and fees, are set forth in the following table:

          Securities and Exchange Commission Registration
          Fee . . . . . . . . . . . . . . . . . . . . . . .   $1,212

          Accounting Fees . . . . . . . . . . . . . . . . .   $   500

          NASDAQ Listing Fee  . . . . . . . . . . . . . . .   $17,500

          Legal Fees and Expenses . . . . . . . . . . . . .   $30,000

          Miscellaneous . . . . . . . . . . . . . . . . . .   $   788
                                                              -------

          Total . . . . . . . . . . . . . . . . . . . . . .   $50,000
                                                              =======

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes
Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Underwriting Agreement contains provisions under which the Company, on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Underwriters, and any person who may be deemed to control the Company or the Underwriters) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.         EXHIBITS.

EXHIBITS         DESCRIPTION OF DOCUMENT
--------         -----------------------


  5              Opinion of Maslon Edelman  Borman & Brand, a
                 Professional Limited Liability Partnership.

  23(1)          Consent of Arthur Andersen LLP.

  23(2)          Consent of Maslon Edelman  Borman & Brand, a
                 Professional Limited Liability Partnership
                 (included in Exhibit 5).

  24             Power of Attorney (included on pages II-3 and
                 II-4).
------------------------

ITEM 17.  UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on April 17, 1997.

                                        INNOVATIVE GAMING CORPORATION OF AMERICA
                                         Registrant

                                        By:     /S/ Edward G. Stevenson
                                                -----------------------------
                                        Name:   Edward G. Stevenson
                                        Title:  President and Chief Executive
                                                Officer

                               POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward G. Stevenson and Scott H. Shackelton, each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 17th day of April, 1997 by the following persons in the capacities indicated:


      SIGNATURE                                                        TITLE
      ---------                                                        -----
                                                                       President, Chief Executive Officer
      /S/ Edward G. Stevenson                                          and Director
      ------------------------                                         (principal executive officer)
      Edward G Stevenson

      /S/ Lyle Berman                                                  Director
      -----------------------
      Lyle Berman

                                                                       Director
      ----------------------
      Paul A. Bible

     /S/ Scott H. Shackelton                                           Chief Financial Officer
     ------------------------                                          (principal accounting officer)
     Scott H. Shackelton



                                 EXHIBIT INDEX


EXHIBIT         DESCRIPTION OF DOCUMENT                        PAGE


  5 Opinion of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership.

  23(1)           Consent of Arthur Andersen LLP.